                                     1985
                                   RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                          PROTECTIVE LIFE CORPORATION

     The undersigned Corporation does hereby certify as follows:

     (1) The original Certificate of Incorporation of this Corporation, Protective Corporation, was filed with the Secretary of State of Delaware on February 3, 1981. Restated Certificates of Incorporation of the Corporation were filed with the Secretary of State of Delaware on June 26, 1981 and May 17, 1983.

     (2) This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the said Restated Certificate of Incorporation as heretofore amended and there is no discrepancy between those provisions and the provisions of this 1985 Restated Certificate of Incorporation;

     (3) This Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation in accordance with Section 245 of the General Corporation Law of the State of Delaware; and

     (4) The text of the Restated Certificate of Incorporation as amended or supplemented heretofore is hereby restated without further amendments or changes to read as set forth in full:


                                 ARTICLE I.

                                   NAME
                                   ----

     1.1 The name of the Corporation shall be Protective Life Corporation.


                                ARTICLE II.

                              REGISTERED AND
                             PRINCIPAL OFFICE
                             ----------------

     2.1 The address of its registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered



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agent at such address is The Corporation Trust Company. The location of the principal office of the Corporation in the State of Alabama shall be 2801 Highway 280 South, Birmingham, Alabama 35223.


                               ARTICLE III

                                PURPOSES
                                --------

     3.1 The purposes of the Corporation are to engage in any lawful acts or activities for which corporations may be organized under the General Corporation Law of Delaware.


                               ARTICLE IV

                             CAPITAL STOCK
                             -------------

     4.1 The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is twenty-one million (21,000,000), of which twenty million (20,000,000) shares of the par value of $0.50 per share are to be of a class designated "Common Stock" and one million (1,000,000) shares of the par value of $1.00 per share are to be of a class designated "Preferred Stock". The Preferred Stock may be issued from time to time as a class without series, or if so determined by the Board of Directors, either in whole or in part in one or more series. There is hereby expressly granted to and vested in the Board of Directors authority to fix and determine by resolution the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including specifically, but not limited to, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any of any wholly unissued series of Preferred Stock (or of the entire class of Preferred Stock if none of such shares has been issued), the number of shares constituting any such series and the terms and conditions of the issue thereof. A certificate setting forth a copy of each such resolution or resolutions and the number of shares of stock of each such class or series may be executed, acknowledged, filed and recorded in accordance with Delaware General Corporation Law. Unless otherwise provided in any such resolution or resolutions, the number of shares of stock of any such class or series so set forth in such resolution or resolutions may thereafter be increased or decreased (but not below the number of shares thereof then outstanding), by a certificate likewise executed, acknowledged, filed and recorded setting forth a statement that a specified increase or decrease therein had been authorized and directed by a resolution or resolutions likewise adopted by the Board of Directors. In case the number of shares shall be decreased, the number of shares so specified in the certificate shall resume the status which they had prior to the adoption of the first resolution or resolutions.

     4.2 The number of authorized shares of any class, including Preferred Stock, may be increased or decreased by the affirmative vote of the holders of a majority of the outstanding shares of the Corporation entitled to vote without the separate vote of holders of Preferred Stock voting as a class.

     4.3 Except as otherwise provided by a resolution of the Board of Directors creating any series of Preferred Stock, no holder of Preferred Stock or Common Stock of the Corporation shall have any preemptive right as such holder (other than such right, if any, as the Board of Directors in its discretion may by resolution determine pursuant to this Section 4.3) to purchase, subscribe for or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized, or any securities convertible into or exchangeable for any such shares, or any warrants or any instruments evidencing rights or options to subscribe for, purchase or otherwise acquire any such shares, whether such shares, securities, warrants or other instruments are now, or shall hereafter be, authorized, unissued or issued and thereafter acquired by the Corporation.


                                ARTICLE V

                                DURATION
                                --------

     5.1 The Corporation is to have perpetual existence.


                                ARTICLE VI

                             INTERNAL AFFAIRS
                             ----------------

     The following provisions for the regulation of the business and for the conduct of the affairs of the Corporation, the directors and the stockholders are hereby adopted:

    6.1 In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

     To make, alter or repeal the By-laws of the Corporation.

     To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

     6.2 The business and affairs of the Corporation shall be managed by the Board of Directors. The number of directors comprising the Board of Directors shall be fixed by, or in the manner provided in, the By-laws.

     6.3 Nothing contained in this Certificate of Incorporation shall be deemed to restrict the power of the Board of Directors or members of any of its committees to take any action required or permitted to be taken by them without a meeting, in accordance with applicable provisions of law. No action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may taken without such a meeting, and the power of the stockholders to consent in writing, without such a meeting, to the taking of any action is specifically denied; provided, however, that nothing herein contained shall be deemed to restrict the powers of the Board of Directors as elsewhere provided herein, by law, or under the By-laws.

     6.4 Any director or any officer of the Corporation elected or appointed by the stockholders or the Board of Directors may be removed at any time in such manner as shall be provided in the By-laws of the Corporation.

     6.5 (a) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or to opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          (b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.


          (c) To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, notwithstanding that he has not been successful on any other claim, issue or matter in any such action, suit or proceeding.

          (d) Any indemnification under subsections (a) and (b) (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and
(b). Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.


          (e) Expenses (including attorneys' fees) incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if and to the extent that it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Section.


          (f) The indemnification authorized by this Section shall not be deemed exclusive of and shall be in addition to any other rights to which those indemnified may be entitled under any statute, rule of law, provision of by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.


          (g) For purposes of this Section 6.5, reference to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent or another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 6.5 with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

          (h) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Section.

     6.6 Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide, but special meetings of the stockholders for any purpose or purposes shall be called, upon not less than 10 days advance written notice, by resolution of the Board of Directors or its Executive Committee or by the chief executive officer of the Corporation or, upon not less than 60 days advance written notice, by holders of Common Stock entitled to be voted for directors in an amount not less than a majority of the sum of
(i) the number of shares of Common Stock of the Corporation issued, outstanding and entitled vote and (ii) the number of shares of Common Stock of the Corporation which would become issued, outstanding and entitled to vote upon the conversion of all outstanding convertible equity and convertible debt securities of the Corporation into Common Stock. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation. Elections of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

     6.7 The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Restated Certificate of Incorporation by the affirmative vote of the holders of a majority (except as expressly provided hereinafter in this Section 6.7 and in Article VII) of the outstanding shares of the Corporation entitled to vote following approval by the Board of Directors to the extent required by Delaware law, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any provision of the

Certificate of Incorporation or the By-laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By-laws of the Corporation), the affirmative vote of the holders of 67 percent of the outstanding shares of capital stock of the Corporation entitled to vote for the election of directors shall be required to amend or repeal any provision of Section 6.3, 6.6 or 6.7 of this Article VI or to adopt any provision inconsistent with said Sections of this Article VI.




                            ARTICLE VII.

                   CERTAIN BUSINESS COMBINATIONS

     7.1 Any other provision of this Certificate of Incorporation to the contrary notwithstanding, the affirmative vote of the holders of not less than 80 percent of the outstanding shares of capital stock of the Corporation entitled to vote generally (the "Voting Stock") and the affirmative vote of the holders of not less than 67 percent of the Voting Stock held by stockholders other than the Related Person (as hereinafter defined) involved in the Business Combination (as hereinafter defined) shall be required for the approval or authorization of any Business Combination, or of any series of related transactions which, if taken together, would constitute a Business Combination, with any Related Person; provided, however, that the 80 percent and 67 percent voting requirements shall not be applicable if:

     (1) A Majority of the Continuing Directors (as hereinafter defined) of the Corporation (a) has expressly approved in advance the acquisition of Voting Stock of the Corporation that caused the Related Person involved in the Business Combination to become a Related Person, or
          (b) has approved the Business Combination; or

     (2) The Business Combination is either a Reorganization (as hereinafter defined) or a Business Combination in which the Corporation is a surviving corporation and, in either event, the cash or fair market value of the property, securities or other consideration to be received per share as a result of the Business Combination by holders of Common Stock of the Corporation other than the Related Person is not less than the highest per share price (with appropriate adjustments for recapitalizations and for stock splits, stock dividends and like distributions) paid by the Related Person involved in the Business Combination in acquiring any holdings of the Corporation's Common Stock either in or subsequent to the transaction or series of transactions by reason of which the Related Person became a Related Person. For purposes of this Section 7.1(2), a good faith determination by a Majority of the Continuing Directors of the satisfaction of this criterion shall be deemed to be conclusive, but such determination need not be made or sought as the exclusive means of satisfying such criterion.

Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified by law or in any agreement with any national securities exchange or otherwise.

     7.2  For purposes of this Article VII:

         (a) The term "Business Combination" shall mean (i) any Reorganization of the Corporation or a Subsidiary (as hereinafter defined) with or into a Related Person, (ii) any sale, lease, exchange, transfer or other disposition, including without limitation a pledge, mortgage or any other security device, of all or any Substantial Part (as hereinafter defined) of the assets either of the Corporation or of a Subsidiary, or both, to a Related Person,
              (iii) any Reorganization of a Related Person with or into the Corporation or a Subsidiary, (iv) any sale, lease, exchange, transfer or other disposition of all or any Substantial Part of the assets of a Related Person to the Corporation or a Subsidiary,
              (v) the issuance of any securities of the Corporation or a Subsidiary to a Related Person except if such issuance were a stock split, stock dividend or other distribution pro rata to all holders of the same class of Voting Stock, (vi) any reclassification of securities (including a reverse stock split) or any other recapitalization that would have the effect of increasing the voting power of a Related Person, and (vii) any agreement, contract, plan or other arrangement providing for any of the transactions described in this definition of Business Combination.


         (b) The term "Related Person" shall mean and include (i) any individual, corporation, partnership or other person or entity which, together with its "Affiliates" and "Associates" (as defined on March 21, 1983 in Rule 12b-2 under the Securities Exchange Act of 1934), "beneficially owns" (as defined on March 21, 1983 in Rule 13d-3 under the Securities Exchange Act of 1934) in the aggregate 20 percent or more of the outstanding Voting Stock of the Corporation, (ii) any Affiliate or Associate of any such individual, corporation, partnership or other person or entity, and (iii) any assignee, transferee or successor of any of the foregoing. Notwithstanding the foregoing, the term "Related Person" shall not include (A) the Corporation, (B) any Subsidiary (unless the stock thereof not owned by the Corporation is owned by a Related Person as hereinabove defined), (C) any employee benefit plan of the Corporation or any such Subsidiary,
              (D) any trustee of or fiduciary with respect to any such plan when acting in such capacity, or (E) except as hereinbelow provided, the individuals comprising the Board of Directors of the Corporation, their estates, immediate families, trusts established by them, or trusts in which they have a beneficial interest. Any person or other entity described in (E) above may, nevertheless, be a Related Person involved in a Business Combination, and shall not be counted in determining a Majority of the Continuing Directors, if an Associate or Affiliate of such person or entity which is not excluded by any of (A) through (D), inclusive, is a party to such Business Combination and such person or entity has a 1 percent or greater interest in the equity or profits of such Associate or Affiliate. Any person or entity who at any time is a Related Person continues at all times thereafter to be a Related Person.

         (c) Notwithstanding the definition of "beneficially owned" in subsection (b) of this Section 7.2, any Voting Stock of the Corporation that any Related Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by the Related Person.

         (d) The term "Substantial Part" shall mean more than 20 percent of the fair market value of the total assets of the corporation in question, as determined in good faith by a Majority of the Continuing Directors, as of the end of its most recent fiscal year ending prior to the time determination is being made.

         (e) The term "Subsidiary" means any corporation of which a majority of any class of equity security is owned directly or indirectly by the Corporation.

         (f) For the purposes of Section 7.1, in any Business Combination of a Subsidiary with a Related Person, the voting provisions contained therein shall apply in order for the Corporation to cause the Subsidiary to approve or authorize such Business Combination.

         (g) For the purposes of subsection (2) of Section 7.1, the term "other consideration to be received" shall include, without limitation, in the event of a Business Combination in which the Corporation is the surviving corporation, Common Stock or other Voting Stock of the Corporation retained by its stockholders of record immediately prior to the consummation of the Business Combination who are not the Related Person involved in the Business Combination.

         (h) The term "Continuing Director" shall mean a director of the Corporation at the relevant time who was a member of the Board of Directors of the Corporation immediately prior to the earliest time that (i) any Related Person involved in a Business Combination, or (ii) any Related Person who is (1) a Predecessor to such Related Person or (2) an assignor of beneficial ownership in the Corporation to such a Related Person or to its Predecessors, became a Related Person.

         (i) The term "Majority" shall mean that number which constitutes a majority of the members of the Board of Directors of the Corporation immediately prior to the earliest time that (i) any Related Person involved in the Business Combination, or (ii) any Related Person who is (1) a Predecessor to such Related Person or
              (2) an assignor of beneficial ownership in the Corporation to such a Related Person or to its Predecessors, became a Related Person.

         (j)  The term "Predecessor" shall mean each person or other entity
              (i) to which the subject Related Person is a successor by merger, consolidation, sale and purchase of substantially all of the assets, or other reorganization or (ii) which assigned or transferred beneficial ownership of Voting Stock of the Corporation to the subject Related Person, directly or through successive transactions.

         (k) The term "Reorganization" includes a merger, consolidation, plan of exchange, sale of all or substantially all of the assets (including, as pertains to a Subsidiary, bulk reinsurance or cession of substantially all of its policies and contracts) or other form of corporate reorganization pursuant to which shares of Voting Stock, or other securities of the subject corporation, are to be converted or exchanged into cash or other property, securities or other consideration.

         (l) Assignments or transfers of Common Stock of the Corporation between Associates or Affiliates prior to a Business Combination involving one of them as a Related Person shall not be construed to reduce the highest per share price (with appropriate adjustments for recapitalizations and for stock splits, stock dividends and like distributions) paid by the Related Person involved in the Business Combination in acquiring any holdings of the Corporation's Common Stock, as provided in Section 7.1(2).

         (m) No Associate or Affiliate of the directors of the Corporation shall be a Related Person by attribution to such Associate or Affiliate of the Common Stock ownership of such directors as of March 18, 1983.

     7.3 Nothing contained in this Article VII shall be construed to relieve any Related Person from any fiduciary obligation or duty of fairness imposed by law nor to adversely affect the rights of stockholders who are not Related Persons under applicable principles of law and equity, including without limitation, those rights under the laws of the states of domicile of such stockholders, federal securities or other applicable laws, or the laws and regulations applicable to any insurance company subsidiaries of the Corporation.

     7.4 Notwithstanding any provisions of this Certificate of Incorporation or the By-laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By-laws of the Corporation), the affirmative vote of the holders of not less than 80 percent of the outstanding shares of the Voting Stock and the affirmative vote of the holders of not less than 67 percent of the Voting Stock held by stockholders other than a Related Person (as hereinabove defined) shall be required to amend or repeal any provision of this Article VII or to adopt any provision inconsistent with this Article VII.

     IN WITNESS WHEREOF, Protective Life Corporation has caused its corporate seal to be hereunto affixed and this 1985 Restated Certificate of Incorporation to be signed by William J. Rushton, III as its Chairman of the Board and Chief Executive Officer and Ryburn H. Bailey as its Secretary, hereby declaring and certifying that this is its act and deed and the facts herein stated are true, this 6 day of May, 1985.


                                          Protective Life Corporation


                                          By ________________________________
                                                Its Chairman of the Board
                                               and Chief Executive Officer


ATTEST:

____________________________________
Its Secretary


[SEAL]